APPENDIX IV-7

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-7 is part of the Fund Services Agreement between Northern Lights Fund Trust II and Ultimus Fund Solutions, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-7 along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Fund(s) set forth on this Appendix IV-7 shall be upon commencement of operations.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund Name	Board Approval Date
North Star Opportunity Fund	August 11, 2011
North Star Dividend Fund	January 22, 2013
North Star Micro Cap Fund	January 22, 2013
North Star Bond Fund	April 25, 2014
North Star Small Cap Value Fund	December 22, 2022

*Funds with the same investment adviser are collectively referred to as the “Complex.”

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-7 to the Fund Services Agreement effective as of December 22, 2022.

NORTHERN LIGHTS FUND TRUST II		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Kevin Wolf	By:	/s/ Gary Tenkman
	Kevin Wolf		Gary Tenkman
	President		Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Fund Services Agreement.

North Star Investment Management Corporation

20 N. Wacker Drive, Suite 1416

Chicago, IL 60606

By: _/s/ Peter Gottlieb

Name: Peter Gottlieb

Title: President